Exhibit 10m
Brush Engineered Materials Inc. and Subsidiaries
Long-Term Incentive Plan (LTIP)
Performance Period January 1, 2006
through December 31, 2008
I. Introduction
The Long-Term Incentive Plan (LTIP) provides incentive compensation to eligible employees based primarily on financial performance over multi-year periods.
II. Definitions
Performance Period : January 1, 2006 through December 31, 2008
Business Unit Performance : The Plan has designated the following Business Units for the Performance Period:
Corporate
Alloy/Utah
Be Products
TMI
WAM
Each business unit has defined financial measures which have been approved by the Organization and Compensation Committee of the Board of Directors. These measures are expressed as a threshold, target and maximum.
Base Compensation : The participant’s annual base salary in effect at the start of the Performance Period.
III. Participation
Participants include only those individuals who are approved by the Organization and Compensation Committee of the Board to participate.
Following the beginning of the Performance Period, new hires or individuals who are promoted with significant additional responsibilities prior to July 1, 2006, may be eligible for participation. Such participation must be confirmed by the Organization and Compensation Committee of the Board. The eligibility of employees hired after June 30, 2006, will not be considered until the subsequent Performance Period.

Participants must be employed on the last day of the Performance Period in order to be eligible for an award. If a participant retires under a Company pension plan, any award will be prorated based on time employed during the Performance Period but only if the participant worked at least one-half of the Performance Period.
Should a participant die or become permanently disabled or should there occur a Parent Company Change in Control, the participant (or their spouse or estate) shall receive full payment of the award for the entire Performance Period at the Target level.
IV. Performance Award Opportunity
The Organization and Compensation Committee of the Board of Directors will establish Threshold, Target and Maximum financial target levels for each corporate and business unit.
The award opportunity for each eligible participant will be approved by either the Organization and Compensation Committee or Senior Management.
For the entire Performance Period 2006 through 2008, the target opportunity will be a single (1x) opportunity for Corporate and all business units.
Awards will commence once the Threshold level has been attained. 100% of the opportunity will be awarded at Target and 150% will be awarded at Maximum. Award amounts for levels of achievement between Threshold and Target and between Target and Maximum will be prorated according to the approved target schedule.
LTIP targets have been established on the basis of cumulative operating profit. The targets are attached hereto as Exhibit A.
Awards will be prorated for transfers between business units and/or corporate during the Performance Period, assuming grade level remains the same. Such proration will be determined by the length of service in each unit during the Performance Period.
V. Payment
The intent of this Plan is to have payment in a form of Company stock (i.e., performance restricted shares). The use of Company stock is contingent upon Shareholder approval of the 2006 Stock Plan which will not be available until May 2,

2006. Grants will be made effective that date. Payment will be made no later than March 15, 2009.
VI. General Provisions
The Board of Directors, through its Organization and Compensation Committee, shall have final and conclusive authority for interpretation, application and possible modification of this Plan or its established targets. The Board of Directors reserves the right to amend or terminate the Plan at any time.
This plan is not a contract of employment.